Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 19, 2003, relating to the financial statements and financial statement schedule of SigmaTel, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Date” in such Registration Statement.

PricewaterhouseCoopers LLP

Austin, Texas

July 3, 2003